Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

September 23, 2009

Structured Notes Open up New Horizons with Flexible Investment Solutions

Investments in structured notes have certain risks, including direct exposure to the credit risk of Credit Suisse. An investment in the securities may not be principal protected and an investor may receive less at maturity than was originally invested in the securities, or in some cases, an investor may receive nothing. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. Before you invest, you should read the “Important Considerations for Structured Notes” section herein and the relevant offering documents related to the specific structured notes in which you are considering investing. Investment suitability must be determined individually for each investor, and the structured notes described herein may not be suitable for all investors. The structured notes described herein should generally be held to maturity as sales prior to maturity may result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. The sample terms herein are hypothetical and will change depending on the relevant terms of the specific structured note. The issuer has no obligation to issue the structured notes described herein. Unless otherwise specified, the term “Credit Suisse” is the global marketing brand name for the investment banking, asset management and private banking services offered by Credit Suisse Group AG subsidiaries and affiliates worldwide. Each legal entity in Credit Suisse Group AG is subject to distinct regulatory requirements and certain products and services may not be available in all jurisdictions or to all client types. There is no intention to offer products and services in countries or jurisdictions where such an offer would be unlawful under the relevant domestic law. Credit Suisse Securities (USA) LLC is a regulated broker-dealer. It is not a chartered bank, trust company, or depository institution. It is not authorized to accept deposits or provide corporate trust services and it is not licensed or regulated by any state or federal banking authority.

1 Structured Notes Structured Notes issued by Credit Suisse Structured notes are investment instruments that have been a key feature of global financial markets for over a decade. Structured notes may be used as alternatives to traditional investments in cash, bonds, commodities and equities. Key features driving the growth in the popularity of structured notes are the ability to position structured notes in portfolios in order to enhance returns, generally reduce risk and to provide investors with a flexible means to take advantage of specific market opportunities. Adding to the appeal of structured notes is the breadth of underlying asset classes generally available for structuring, including: equities (single stocks), domestic & international indices, proprietary indices, currencies, exchange traded funds, commodities, foreign currency exchange rates, interest rates, and many other traditional underlying assets (each of which we refer to herein as an “underlying”). Because the calculation of the returns on structured notes are predefined, or formulaic, they can be useful tools when building portfolios and budgeting risk to meet specific guidelines and mandates. Credit Suisse offers structured notes via an SEC registered platform through Credit Suisse, Nassau Branch, and via non-registered Section 3(a)(2) platforms through both Credit Suisse New York Branch and Credit Suisse International (guaranteed by New York Branch). The minimum denominations, available structures and underlyings vary depending on the platform and the entity through which the structured notes are to be offered and sold. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. Credit Suisse distributes the structured notes through its affiliate Credit Suisse Securities (USA) LLC (“CSSU”).

Structured Notes 2 What are Structured Notes? Structured notes are debt obligations of an issuer and are generally considered to be hybrid securities, combining one or more traditional assets (for example a bond) and a derivative instrument (for example a call option). Structured notes may be linked to a wide variety of underlying assets. Combining traditional debt investments with derivatives gives rise to a class of investment solutions which may be used to improve risk adjusted performance or provide customized access to a variety of asset classes such as equities, indices, exchange traded funds, currencies, comodities, foreign currency exchange rates, interest rates and specialized indices. One feature of structured notes which appeals to many investors is that the terms of the notes, as well as the return profiles, are predetermined, or formulaic. Whether the level or price of the underlying rises, falls, or remains the same, the terms that apply at maturity are determined in advance and typically remain unchanged throughout the note’s term. This may be useful when constructing an investment portfolio with various risk/return profiles. Beyond selecting the underlying to which a structured note can be linked, investors often wish to choose the risk characteristics of a note. A structured note can be created in a tailored way, providing the investor the means to manage the risk associated with a single underlying or with a combination of underlyings. For example, certain structured notes provide for principal protection and the potential for upside participation in the appreciation of an underlying asset, which could be an equity index. In this example, even though the underlying may be an equity index, the principal protection reduces the investment risk, thus re-characterizing the investment as a principal-protected alternative. Re-allocating direct exposure from an equity index into a principal-protected note linked to the same underlying equity index may improve risk adjusted performance.

Structured Notes 3 Principal Protected Notes Credit Suisse offers a variety of principal protected notes which provide short-term maturities, principal protection, and the potential for returns which may exceed those of traditional money market investments. Principal protected notes may be linked to performance of equity indices, commodity indices, proprietary indices, commodities, foreign currency exchange rates, or interest rates. Principal protected notes can be structured with or without interest payments. For example, investors may: Benefit from the positive performance of an underlying while maintaining principal protection at maturity. Participate in rising interest rates without risk to principal with a structured note linked to interest rates. Prinicpal protected notes are only principal protected if the notes are held to maturity. As with all structured notes, investors are subject to the credit risk of Credit Suisse. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due.

Structured Notes Portfolio Application of Samples Terms For example, a hypothetical conservative investor who is currently invested in cash and cash equivalents and looking for increased equity exposure with limited downside risk in order to maintain some stability within their portfolio, but is looking to outperform current cash rates. Although this hypothetical investor is looking to express a bullish point of view on the equity indices included in the basket, the investor does not wish to put his or her principal at risk and be exposed to the volatility associated with markets represented by the equity indices. This hypothetical investor chooses to re-allocate a percentage of his cash allocation to the ProNotes linked to a basket of the S&P 500® Index, the Russell 2000® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, thereby gaining the potential for upside participation in the appreciation of the basket, while retaining the safety of principal protection at maturity. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. 4 Sample Terms: Principal Protected Note Hypothetical Terms: ProNotes® (Principal Protected Notes) linked to a Basket of equity indices Coupon: None Basket: 25% S&P 500® Index 25% Russell 2000® Index 25% Nikkei 225 Index 25% Dow Jones EURO STOXX 50® Index Upside Participation Rate: At least 100% Principal Protection: 100% principal protected at maturity Redemption Scenarios Performance of Basket at Maturity Note Return at Maturity 20% 20.0% 10% 10.0% 0% 0.0% -10% 0.0% -20% 0.0%

Structured Notes 5 Sample Terms: Principal Protected Note Hypothetical Terms: ProNotes® (Principal Protected Notes) linked to an Equity Index Coupon: None Underlying: MSCI EAFE® Index Upside Participation Rate: At least 100% Principal Protection: 100% principal protected at maturity Redemption Scenarios Performance of Underlying at Maturity Note Return at Maturity 20% 20% 10% 10% 0% 0.0% -10% 0.0% -20% 0.0% Portfolio Application for Sample Terms For example, a hypothetical conservative investor in the ProNotes® linked to the MSCI EAFE® Index is an investor who currently invests in bonds and is looking to add exposure to developed non-US equity markets. Although this hypothetical investor is looking to participate in potential future growth, the investor does not wish to increase portfolio volatility, or be exposed to the potential loss of principal associated with equities. The hypothetical investor chooses to re-allocate a percentage of bonds to the ProNotes® linked to MSCI EAFE® Index, which provides for uncapped exposure to the underlying and full principal protection at maturity. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. Benefits: Offers exposure to equities markets. Uncapped participation in the positive performance of the underlying. 100% principal protected at maturity, subject to the credit risk of the issuer. Risks: The notes and the payment of any amount due on the notes are subject to the credit risk of Credit Suisse. No interest or dividend payments or voting rights with respect to the stocks comprising the underlying.

Non-Principal Protected Notes Credit Suisse offers a diversified suite of principal-at-risk notes as alternatives to direct investments in the various asset classes. These structured notes may be customized to meet the specific market views and risk tolerance of individual investors. Non-principal protected notes may be linked to performance of equities (single stocks), of equity indices, commodity indices, proprietary indices, exchange traded funds, commodities, foreign currency exchange rates, or interest rates and they can be structured with or without interest payments. For example, investors may: Receive leveraged upside participation in the positive performance of an underlying, and possibly partial principal protection against negative performance, depending on the structure. Receive an above market coupon, with the possibility of partial principal protection. Structured Notes 6

Structured Notes 7 Sample Terms: Accelerated Return Equity Securities (ARES)® Hypothetical Terms: Accelerated Return Equity Securities (ARES)® linked to the iShares MSCI EAFE® Index Fund Underlying: iShares MSCI EAFE® Index Fund Upside Participation Rate: 500% participation in the positive performance of the underlying, subject to the Maximum Return Maximum Return: 30.0% Buffer Amount: 0% buffer against potential losses, 1:1 exposure to declines Maximum loss of 100.0% Redemption Scenarios Performance of Underlying at Maturity Note Return at Maturity 10% 30.0% 5% 25.0% 0% 0.0% -5% -5.0% -10% -10.0% Portfolio Application for Sample Terms For example, a hypothetical moderately conservative investor who is moderately bullish on the underlying, but sees limited upside in the market and prefers to have a greater upside participation rate with a maximum return, rather than a lesser upside participation rate. At maturity, the note provides for a 500% upside participation rate (5:1) on positive returns, a maximum return of 30.0%, and full exposure to the negative performance of the underlying. Benefits: Offers leveraged participation in the appreciation of the underlying. Potential outperformance compared to an investment directly in the underlying. Similar downside risk profile as the underlying. Risks: Investment may result in a loss of up to 100% of principal. The notes and the payment of any amount due on the notes are subject to the credit risk of Credit Suisse. Return on the notes is limited by the maximum return. No interest or dividend payments or voting rights with respect to the stocks comprising the underlying.

Sample Terms: Buffered Accelerated Return Equity Securities (BARES)SM Hypothetical Terms: Buffered Accelerated Return Equity Securities (BARES)SM linked to the S&P 500® Index Underlying: S&P 500® Index Upside Participation Rate: 300% participation in the positive performance of the underlying, subject to the Maximum Return Maximum Return: 25.0% Buffer Amount: 10% buffer against potential losses, with 1:1 exposure to declines beyond the 10% buffer. Maximum loss of 90.0% Redemption Scenarios Performance of Underlying at Maturity Note Return at Maturity 10% 25.0% 5% 15.0% 0% 0.0% -10% 0.0% -20% -10.0% Portfolio Application for Sample Terms For example, a hypothetical moderately conservative investor who has experienced considerable appreciation in an equity investment linked to the S&P 500® Index and remains bullish on the underlying, but sees limited upside in the market and would prefer to have a greater upside participation rate with a maximum return, rather than a lesser upside participation rate. After realizing gains in the investment, the investor chooses to reallocate the proceeds into a BARES linked to the S&P 500® Index. At maturity, the note provides for a 300% upside participation rate (3:1) on positive returns, a maximum return of 25.0%, and a 10% buffer against potential losses. Benefits: Offers leveraged participation in the appreciation of the underlying. Potential outperformance compared to an investment directly in the underlying. Reduced downside risk due to a 10% buffer. Risks: Investment may result in a loss of up to 90% of principal. The notes and the payment of any amount due on the notes are subject to the credit risk of Credit Suisse. Return on the notes is limited by the maximum return. No interest or dividend payments or voting rights with respect to the stocks comprising the underlying. Structured Notes 8

Structured Notes 9 Sample Terms: Buffered Accelerated Return Equity Securities (BARES)SM Hypothetical Terms: Buffered Accelerated Return Equity Securities (BARES)SM linked to a Commodity Index Underlying: Dow Jones-UBS Commodity Index Upside Participation Rate: 125% participation in positive performance of the underlying, uncapped Maximum Return: None (uncapped) Buffer Amount: 20% buffer against potential losses, with 1:1 exposure to declines beyond the 20% buffer. Maximum loss of 80.0% Redemption Scenarios Performance of Underlying at Maturity Note Return at Maturity 40% 50.0% 20% 25.0% 0% 0.0% -20% 0.0% -40% -20.0% Portfolio Application for Sample Terms A hypothetical investor in BARES linked to the Dow Jones-UBS Commodity Index is an investor who is looking for commodity exposure. This hypothetical investor understands the need for commodity exposure within the investor’s portfolio for diversification, but is concerned about overall volatility of investing in this asset class. Without assuming additional downside risk (1:1), the hypothetical investor lowers their downside exposure with the buffer, while the absence of a maximum return allows for uncapped participation if the market rallies. The investor chooses to reallocate assets into the BARES linked to the Dow Jones-UBS Index with a 125% upside participation rate, with no maximum return. Benefits: < Offers leveraged participation in the appreciation of the underlying. < Exposure to a non-traditional asset class. < Potential outperformance compared to an investment directly in the underlying. < Reduced downside risk due to 20% buffer. Risks: < Investment may result in a loss of up to 80% of principal. < The notes and the payment of any amount due on the notes are subject to the credit risk of Credit Suisse. < Return on the notes is limited by the maximum return.

Structured Notes

Sample Terms: Callable Yield Notes

Hypothetical Terms:

CYN (Callable Yield Notes) linked to Equity Indices

Coupon:	10% per annum
Underlyings:	S&P 500® Index, Russell 2000® Index
Early Redemption:	Callable quarterly by issuer at par on the interest payment dates
Redemption amount:	If a Knock-In Event has not occurred, 100% of the principal amount of securities. If a Knock-In Event occurs, the principal amount of the securities multiplied by (1+ percentage change in lowest performing underlying), subject to a maximum of zero
Knock-In Event:	Occurs if the closing level of either underlying reaches or falls below its Knock-In Level during the observation period
Knock-In Level:	70% of the initial level of each underlying (depreciation of 30%)

Redemption Scenarios

Return on Lowest Performing Underlying at Maturity	% of Principal Repaid If Knock-In Event Occurs	% of Principal Repaid If Knock-In Event Does NOT Occur
20%	100%	100%
10%	100%	100%
0%	100%	100%
–10%	90%	100%
–20%	80%	100%

Portfolio Application for Sample Terms

A hypothetical investor in CYNs linked to the performance of equity indices has a moderately bullish to moderately bearish view on the market and believes that over the term of the note, the underlyings will most likely remain within a specified range and may be looking for above market coupon rates. This hypothetical investor re-allocates a portion of his/her exposure to equities into CYNs, effectively exchanging the potential of an upside return for an above market rate coupon of 10.00% per annum. The coupon also acts as a buffer on the downside in case the equity markets decline significantly and triggers a loss in principal. Upon maturity or early redemption, as the case may be, the investor may either reinvest the proceeds into another CYN or reinvest the proceeds into a traditional equity investment.

Benefits:

- Offers above-market interest payment(s).
- Reduced downside risk due to a 30% contingent buffer.

Risks:

- Investment may result in a loss of up to 100% of principal.
- The securities and payment of amount due on the securities are subject to the credit risk of Credit Suisse.
- Maximum return limited to interest payments, regardless of the performance of the underlyings.
- If a Knock-In Event occurs and the Final Level is less than the Initial Level, the return will be based on the lowest performing underlying.
- No dividend payments or voting rights with respect to the stocks comprising the underlyings.

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Structured Notes

Sample Terms: Cert PLUS Securities

Hypothetical Terms:

Cert PLUS Securities (Certificate PLUS) linked to Gold

Underlying:	Gold
Upside Participation Rate:	120% participation in positive performance, uncapped
Knock-In Event:	Occurs if the closing level of the underlying reaches or falls below its knock-in level during the observation period
Knock-In Level:	70% of the initial level of the underlying (depreciation of 30%)

Redemption Amount:

If the final level is greater than the initial level, then the redemption amount will equal the upside participation rate multiplied by the percentage increase in the underlying. If the final level is equal to the initial level or if the final level is less than the initial level and a knock-in event does not occur, the redemption amount will be the principal amount of the note. If the final level is less than the initial level and a knock-in event occurs, the redemption amount will equal the percentage change in the underlying.

Redemption Scenarios

Performance of Underlying at Maturity	Return on Note If Knock-In Event Occurs	Return on Note If No Knock-In Event Occurs
20%	24.0%	24.0%
10%	12.0%	12.0%
0%	0.0%	0.0%
–10%	-10.0%	0.0%
–20%	-20.0%	0.0%
–30%	-30.0%	N/A

Portfolio Application for Sample Terms

A hypothetical investor in Cert PLUS Securities linked to Gold is an investor who is bullish on Gold and is looking for exposure to Gold, but remains concerned about the downside risk. This hypothetical investor assumes that a decline of 30% is a low probability and would like contingent principal protection provided such a decline does not occur. By re-allocating assets into Cert PLUS Securities linked to Gold, the hypothetical investor gains contingent principal protection and full exposure to the positive performance of the underlying.

Benefits:

- Offers uncapped, leveraged participation in the appreciation of the underlying.
- Reduced downside risk due to a 30% contigent buffer.

Risks:

- Investment may result in a loss of up to 100% of principal.
- The notes and the payment of any amount due on the notes are subject to the credit risk of Credit Suisse.
- The return on the notes is affected by the Knock-In Level and the occurrence of a Knock-In Event.

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Structured Notes Structured Notes issued by Credit Suisse Experience in the Field Credit Suisse is one of the largest distributors of structured notes, with a strong presence in the Americas, Europe and Asia. Client Focus Credit Suisse is client focused and structured notes can be tailor-made to address specific client needs, taking into consideration market view, investment objectives and desired risk exposure. Innovation Credit Suisse is recognized as one of the leaders in new products and payoff profiles within the industry, having been named Structured Products House of the Year and Structured Products Structurer of the Year consecutively. Credit Suisse strives to be on the forefront of innovation for structured notes. Flexibility Credit Suisse delivers structured notes which can combine different types of financial instruments in a flexible way so as to achieve specific investment objectives. Structured notes can be created toward the goals of generating a positive return even when markets are turbulent, or optimizing your return if markets are trending sideways. Diversification The Credit Suisse structured notes are not limited to only USD denominated notes. The various global platforms which the structured notes are issued allow Credit Suisse to denominate structured notes in most major liquid currencies. Global Execution With traders and structurers in New York, London, Zurich, Hong Kong, Singapore and Tokyo, Credit Suisse offers cutting-edge structures around the world. Multiple Platforms Credit Suisse offers structured notes via an SEC registered platform through Credit Suisse, Nassau Branch, and via non-registered Section 3(a)(2) platforms through both Credit Suisse New York Branch and Credit Suisse International (guaranteed by New York Branch). The minimum denominations, available structures and underlyings vary depending on the platform and the entity through which the structured notes are to be offered and sold. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. 12

Structured Notes 13 Important Considerations for Structured Notes General Considerations Creditworthiness Although the return on the structured notes, the securities, will be based on the return profile set forth in the applicable pricing supplement, the payment of any amount due on the structured notes, including any applicable interest payments, early redemption payment or payment at maturity, is subject to Credit Suisse’s ability to pay its obligations as they become due. Investors are dependant on Credit Suisse’s ability to pay all amounts due on notes, and therefore investors are subject to Credit Suisse’s credit risk. In addition, any decline in Credit Suisse’s credit ratings,any adverse changes in the market’s view of Credit Suisse’s creditworthiness or any increase in its credit spreads is likely to adversely affect the market value of the structured notes prior to maturity. Liquidity Unless otherwise specified in the applicable offering document, the structured notes will not be listed on any securities exchange. CSSU intends to bid to purchase the structured notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you, the investor, to trade or sell the structured notes easily. Because other dealers are not likely to make a secondary market for the structured notes, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which CSSU is willing to buy the structured notes. The return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. If you have to sell your structured notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. Certain Built-In Costs While the payment at maturity on structured notes will likely be based on the full principal amount of securities held, the original issue price includes the agent’s commission and the cost of hedging obligations under the securities through one or more affiliates. As a result, the price, if any, at which Credit Suisse (and its subsidiaries or affiliates) will be willing to purchase the structured notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss. The structured notes are not designed to be short-term trading instruments. Accordingly, investors should be able and willing to hold the structured notes to maturity. Potential Conflicts Credit Suisse (and its subsidiaries or affiliates) may play a variety of roles in connection with the issuance of the structured notes, including acting as calculation agent and hedging Credit Suisse’s obligations under the structured notes. In performing these duties, the economic interests of the calculation agent and other affiliates of Credit Suisse may potentially be adverse to your interests as an investor in the structured notes. Considerations Related to Non-Principal Protected Structured Notes Investments may result in a loss. The securities do not guarantee any return of your principal amount (in excess of any buffer amount, if applicable). Accordingly, you could lose your entire investment in the securities (in excess of any buffer amount, if applicable).

Structured Notes Capped Appreciation If the securities are subject to an underlying return cap, your return on the securities will be limited by such underlying return cap, regardless of the appreciation in the underlying(s). No Dividends or Voting Rights As a holder of a structured note linked to an equity security, an equity index or an exchange traded fund, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the stocks comprising in such underlying asset. Historical Performance The future performance of any underlying cannot be predicted based on its historical performance. We can not guarantee that the level of any underlying will be at a level that would result in a positive return on your overall investment in the securities. Non-U.S. Security Markets Risks If your securities are linked to one or more equity indices comprised of stocks issued by foreign companies in foreign securities markets, such stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities. Fund Performance If the securities are linked to an exchange traded fund, the performance of such exchange traded fund may not correlate with the performance of the tracking index. In addition, the exchange traded fund will reflect additional transaction costs and fees not included in the calculation of the tracking index. Finally, because shares of such exchange traded fund are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the exchange traded fund may differ from the net asset value per share of the exchange traded fund. Anti-dilution If the securities are linked to shares, including units of an exchange traded fund, the calculation agent will make adjustments to the share adjustment factor for certain events affecting the shares, however, the calculation agent does not have to make an adjustment in response to all events that could affect the shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. Basket Components May Not Be Equally Weighted and May Offset Each Other If the securities are linked to a basket and the basket components are not equally weighted, a higher weighted basket component will affect the level of the basket more than a lower weighted basket component even if the lower weighted basket component performs better, which may have an adverse effect on the value of the securities. In addition, movements in the basket components may not correlate with each other and at a time when the level of one or more of the basket components increases, the level of the others may not increase or may decrease. Therefore, increases in the level of one or more of the basket components may be moderated, or more than offset, by lesser increases or decreases in the level of the other basket components. 14

Structured Notes 15 The United States Federal Income Tax Consequences of the Structured Notes are Uncertain No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to any structured notes and we cannot assure you that the IRS or any court will agree with the tax treatment described in the relevant offering documents. The Market Value of the Structured Notes may be Influenced by Many Factors Many factors, most of which are beyond our control, will influence the value of the structured notes and the price at which CSSU may be willing to purchase or sell the securities in the secondary market, including: < the current level of any relevant underlying; < interest and yield rates in the market; < the volatility of any relevant underlying; < economic, financial, political and regulatory or judicial events that affect any relevant underlying or stock markets generally and which may affect the level of any relevant underlying; < the exchange rate and the volatility of the exchange rate between the U.S. dollar and foreign currencies, to the extent that any of the stocks comprising the relevant underlying are denominated in a currency other than the currency in which such underlying is denominated; < the time remaining to the maturity of the securities; < the dividend rate on the stocks comprising any relevant underlying; and < Credit Suisse’s creditworthiness, including actual or anticipated downgrades to its credit ratings. Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from any other factor or factors. Early Redemption If the securities are subject to early redemption, such early redemption will limit your ability to participate fully over the term of the securities in the interest or the appreciation in the underlying, as applicable.

Creditworthiness The creditworthiness of an issuer is reflected in its credit rating and represents the market’s view of the issuer’s ability to meet its payment obligations. Any payment an investor would be entitled to receive at maturity is subject to Credit Suisse’s ability to pay its obligations as they become due. Denomination Denominations are units in which a structured note may be bought and sold. Derivative A derivative is a financial contract, the value of which is derived from an underlying asset. Derivatives are the product of a contractual agreement between two parties. Issuer The issuer is the entity responsible for issuing a security and is obligated to pay the return on the securities at maturity. Knock-In Level A knock-in level is a specified level that, if breached, triggers exposure to the relevant underlying or basket, as applicable. If the level of the relevant underlying or basket, as applicable, breaches the knock-in level during the specified period, a knock-in event will have occurred and therefore, the structure of the redemption amount payable at maturity will be altered. Depending on the structure of the note and/or the knock-in level, breaching a knock-in level could be potentially beneficial or detrimental to the investor’s return on a particular note. Option An option is a derivative security in which the buyer has the right and the seller the obligation to buy (call option) or sell (put option) a specific amount of a security or a commodity. Principal Protected Principal protected structured notes return at maturity, at least the original investment amount. However, even principal protected notes are subject to the credit risk of the issuer. Credit Suisse sometimes refers to these products as “ProNotes®.” Structured Notes Structured notes base the payment at maturity on the performance of an underlying and a derivative instrument (for example, an option). The payment at maturity does not change during the term of the securities and is determined in advance to calculate the redemption amount based on the possible performance outcomes of the underlying(s). Other commonly used terms to refer to structured notes including: structured retail products, structured products and structured investments. Underlying The underlying is the instrument on which a structured note is based which could be a combination of one or more traditional asset classes (equities, indices, exchange traded funds, commodities, foreign exchange rates and/or interest rates). Underlying Return Cap (or Maximum Return) An underlying return cap (or maximum return) is a limitation to a payout, which is a specified maximum return at maturity. Upside Participation Rate An upside participation rate is expressed as a percentage and is the degree to which a structured note reflects the percentage increase in the underlying at maturity. Volatility Volatility is most often referred to as the standard deviation of the returns of an investment within a specified time. Generally, it is often used to express the perceived risk of the investment or underlying over a given time period. There are specific structured investments that price more attractively in high volatility environments, and others that price better in low volatility environments. Structured Notes 16 Discussion of Commonly Used Terms

Structured Notes 17

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Credit Suisse has filed a registration statement (including any applicable underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities through Credit Suisse, Nassau Branch. Before you invest, you should read all of the applicable offering documents, including the relevant term sheet, underlying supplement, if applicable, product supplement, as applicable, and the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in any securities. You may get these documents without cost by visiting EDGAR on the SEC Web site a www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in an offering will arrange to send you the applicable term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037. Credit Suisse Securities (USA) LLC Structured Retail Products Group Eleven Madison Avenue New York, NY 10010 www.credit-suisse.com ©Copyright 2009 Credit Suisse. All rights reserved.